UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2004

America Online Latin America, Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-31181	65-0963212
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6600 N. Andrews Avenue, Suite 400, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-689-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02. Unregistered Sales of Equity Securities.

On December 31, 2004, America Online Latin America, Inc. ("AOLA") issued 5,772,497 shares of series B redeemable convertible preferred stock ("series B preferred stock") with an aggregate liquidation preference of approximately $15.7 million to Time Warner Inc. in payment of approximately $4.4 million of interest due on senior convertible notes outstanding for the period from October 1, 2004 to December 31, 2004. Shares of series B preferred stock are convertible into shares of AOLA’s class B common stock, $.01 par value per share, which can be converted into AOLA’s class A common stock, $.01 par value per share, at any time on a one-for-one basis.

The offer and sale of the series B preferred stock was made in reliance upon an exemption from the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), as set forth in Section 4(2) relating to sales by an issuer not involving any public offering or the rules and regulations thereunder. The offer and sale was made only to "accredited investors" as such term is defined in Regulation D under the Securities Act and AOLA did not engage in any general solicitation or make any advertisement with respect to the offer and sale of the series B preferred stock. All of the senior convertible notes sold in the private placement are restricted securities for purposes of the Securities Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America Online Latin America, Inc

January 3, 2004	By:	/s/ Charles M. Herington

Name: Charles M. Herington
Title: President and Chief Executive Officer